Exhibit 11.2

600 Galleria Pkwy SE Suite 600 Atlanta, GA 30339

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Annual Report on Form 1-K of Roots Real Estate Investment Community I, LLC and Subsidiaries for the year ended December 31, 2024 of our report dated April 29, 2025, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

April 30, 2025

moorecolson.com

information@moorecolson.com

770.989.0028